                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.)*
                              Antex Biologics Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   03672W-100
                                 (CUSIP Number)


                                 March 16, 2000
             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1(b)
                  |X| Rule 13d-1(c)
                  |_| Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

      (CUSIP No.)   03672W-100                                Page 2 of 7 Pages

----------- --------------------------------------------------------------------
    1
            NAME OF REPORTING PERSON
            S.S. Or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            First Lincoln Holdings, Inc. (I.D. # 95-2508211)
----------- --------------------------------------------------------------------
    2
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                         (b) |X|
----------- --------------------------------------------------------------------
    3
            SEC USE ONLY

----------- --------------------------------------------------------------------
    4
            CITIZENSHIP OR PLACE OF ORGANIZATION
            Corporation organized under the law of the State of Delaware
------------------------------------------------ -------- ----------------------

                   Number of                         5    SOLE VOTING POWER
                    Shares
                 Beneficially                               -0-
                   Owned By
                Each Reporting
                    Person
                     With
                                                 -------- ----------------------

                                                     6    SHARED VOTING POWER
                                                          4,545,454 shares
                                                 -------- ----------------------

                                                     7    SOLE DISPOSITIVE POWER
                                                          -0-
                                                 -------- ----------------------

                                                     8    SHARED DISPOSITIVE
                                                          POWER
                                                          4,545,454 shares
----------- --------------------------------------------------------------------
    9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,545,454 shares
----------- --------------------------------------------------------------------
   10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES  |_|
            N/A
----------- --------------------------------------------------------------------
   11
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.0
----------- --------------------------------------------------------------------
   12
            TYPE OF REPORTING PERSON*
            CO
----------- --------------------------------------------------------------------

      (CUSIP No.)   03672W-100                                Page 3 of 7 Pages

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    1
            NAME OF REPORTING PERSON
            S.S. Or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Marev Holdings, Inc. (I.D. # 51-1396121)
----------- --------------------------------------------------------------------
    2
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                         (b) |X|
----------- --------------------------------------------------------------------
    3
            SEC USE ONLY

----------- --------------------------------------------------------------------
    4
            CITIZENSHIP OR PLACE OF ORGANIZATION
            Corporation organized under the law of the State of Delaware
------------------------------------------------ -------- ----------------------

                   Number of                         5    SOLE VOTING POWER
                    Shares
                 Beneficially                               -0-
                   Owned By
                Each Reporting
                    Person
                     With
                                                 -------- ----------------------

                                                     6    SHARED VOTING POWER
                                                          4,545,454 shares
                                                 -------- ----------------------

                                                     7    SOLE DISPOSITIVE POWER
                                                          -0-
                                                 -------- ----------------------

                                                     8    SHARED DISPOSITIVE
                                                          POWER
                                                          4,545,454 shares
----------- --------------------------------------------------------------------
    9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,545,454 shares
----------- --------------------------------------------------------------------
   10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES  |_|
            N/A
----------- --------------------------------------------------------------------
   11
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.0
----------- --------------------------------------------------------------------
   12
            TYPE OF REPORTING PERSON*
            CO
----------- --------------------------------------------------------------------

      (CUSIP No.)   03672W-100                             Page 4 of 7 Pages

ITEM 1.

         (a)      Name of Issuer:
                      Antex Biologics Inc.

         (b)      Address of Issuer's Principal Executive Office:
                      3000 Professional Drive
                      Gaithersburg, MD  20879


ITEM 2.

         (a)      Name of Person Filing:
                      First Lincoln Holdings, Inc.

         (b)      Address of Principal Business Offices:
                      1001 Jefferson Plaza, Suite 200
                      Wilmington, DE  19801

         (c)      Citizenship:
                      Delaware, United States


         (a)      Name of Person Filing:
                      Marev Holdings, Inc.

         (b)      Address of Principal Business Offices:
                      1001 Jefferson Plaza, Suite 200
                      Wilmington, DE  19801

         (c)      Citizenship:
                      Delaware, United States

         (d)      Title of Class of Securities:
                      Common Stock, par value $.01 per share

         (e)      CUSIP Number:
                      03672W-100


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                      Not Applicable.


ITEM 4.       OWNERSHIP

              First Lincoln Holdings, Inc.
              (a)     Amount beneficially owned:  4,545,454 shares
              (b)     Percent of Class:  9.0
              (c)     Number of Shares as to which such person has:
                          (i)  sole power to vote or direct the vote:  0
                         (ii)  shared power to vote or direct the vote:
                               4,545,454
                        (iii) sole power to dispose or direct the disposition of: 0
                         (iv) shared power to dispose or direct the disposition of: 4,545,454

      (CUSIP No.)   03672W-100                             Page 5 of 7 Pages

              Marev Holdings, Inc.
              (a)     Amount beneficially owned:  4,545,454 shares
              (b)     Percent of Class:  9.0
              (c)     Number of Shares as to which such person has:
                          (i)  sole power to vote or direct the vote:  0
                         (ii)  shared power to vote or direct the vote:
                               4,545,454
                        (iii) sole power to dispose or direct the disposition of: 0
                         (iv) shared power to dispose or direct the disposition of: 4,545,454



ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                      Not Applicable.


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                      Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                      Not Applicable.


ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                      Not Applicable.


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:

                      Not Applicable.


ITEM 10.      CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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      (CUSIP No.)   03672W-100                             Page 6 of 7 Pages

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Dated:  March 27, 2000                     FIRST LINCOLN HOLDINGS, INC., a
                                           Delaware corporation



                                           By /s/ David M. Taylor
                                                  David M. Taylor, Treasurer


                                           MAREV HOLDINGS, INC., a
                                           Delaware corporation



                                           By /s/ David M. Taylor
                                                  David M. Taylor, Secretary
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      (CUSIP No.)   03672W-100                               Page 7 of 7 Pages

                  It is hereby agreed, pursuant to Securities Exchange Act Rule 13d-1(k)(iii), that the foregoing Schedule 13G is filed on behalf of each of the undersigned entities.

                                           FIRST LINCOLN HOLDINGS, INC.



                                           By /s/ David M. Taylor
                                                  David M. Taylor, Treasurer


                                           MAREV HOLDINGS, INC.



                                           By /s/ David M. Taylor
                                                  David M. Taylor, Secretary